Exhibit 10.13

AMENDMENT I TO THE

FMSA HOLDINGS INC. LONG TERM INCENTIVE COMPENSATION PLAN

STOCK OPTION AGREEMENT

This Amendment to the outstanding and unexercised Stock Option Award Agreement (the “Award Agreements”) used by FMSA Holdings Inc., a Delaware corporation (the “Company”) to grant stock option awards under the FMSA Holdings Inc. Long Term Incentive Plan (the “2006 Plan”) is effective as of September 11, 2014.

WHEREAS, the Company previously made grants of stock option awards under the 2006 Plan to certain individuals;

WHEREAS, the Company changed its name from FML Holdings, Inc. to FMSA Holdings Inc. and wishes to reflect that name change in the Award Agreements;

WHEREAS, holders of vested stock options of the Company (“Optionees”), including holders of stock options granted under the 2006 Plan, are allowed to exercise such stock options upon pricing of the initial public offering of the Company (the “Offering”) (the stock options so exercised on pricing, the “Exercised Options”) in order to sell shares received on such exercise (the “Underlying Shares”) in the Offering;

WHEREAS, Section 11.1, Section 3.2(b) and Section 3.2(c) of the 2006 Plan, as well as the opening recital of the Award Agreements, provide the board of directors of the Company (the “Board”) with the power to amend the 2006 Plan and the Award Agreements issued thereunder; and

WHEREAS, the Board has determined it would be in the best interest of the Company to allow Optionees to pay the exercise price for the Exercised Options granted under the 2006 Plan out of proceeds from the sale of the Underlying Shares in the Company’s Offering (also referred to as a “cashless exercise”).

NOW THEREFORE BE IT RESOLVED, that the Award Agreement shall be deemed to be amended such that (i) all references to the title of the 2006 Plan shall be changed from the “FML Holdings, Inc. Long Term Incentive Compensation Plan” to the “FMSA Holdings Inc. Long Term Incentive Compensation Plan” and (ii) all other references within such award agreements to “FML Holdings, Inc.” shall now be references to “FMSA Holdings Inc.”; and

FURTHER RESOLVED, that Section 5 of all Award Agreements issued under the 2006 Plan be deleted in its entirety and replaced with the following:

5. Exercise of Option. The Option may be exercised by delivering to the Chairman of the Board or the President of the Company at its principal office, 8834 Mayfield Road Chesterland, Ohio 44026, (1) a completed Notice of Exercise of Option setting forth the number of shares with respect to which the Option is being exercised, (2) an executed Counterpart Signature Page to Stockholders Agreement and (3) either (a) a cash payment in full for the exercise of the Options, or (b) in the Committee’s discretion, payment pursuant to a “cashless exercise” procedure. Such payment in 3(a) shall be made by certified or cashier’s check payable to the Company in the amount of the aggregate purchase price for such shares.

FMSA HOLDINGS INC.

By:	/s/ David J. Crandall

Name:	David J. Crandall

Title:	VP, General Counsel, Secretary

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